Consent of Independent Accountants


We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 33 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 2, 1997, relating to the financial statements and financial highlights appearing in the May 31, 1997 Annual Report to Shareholders of INVESCO Money Market Funds, Inc., which is also incorporated by reference in to the Registration Statement. We also consent to the references to us under the heading "Financial Highlights" in the Prospectus and under the headings "Independent Accountants" and Financial Statements" in the Statement of Additional Information.

/s/ Price Waterhouse LLP
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Price Waterhouse LLP

Denver, Colorado
July 25, 1997